MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED


                              NOTICE


NOTICE is hereby given that the Eighth Annual Meeting of the Shareholders of MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED will be held at the Miramar Conference Centre, Royal Pavilion Hotel, St. James, Barbados on Thursday the 6th day of April, 1995 at 12:00 noon for the following purposes:


1.   Adoption of minutes of previous meeting.

2. To receive and consider the financial statements of the Company for the twelve month period ended December 31, 1994 together with the auditors report thereon.

3.   To elect directors.

4. To consider the proposal to amend the Restated Articles of Incorporation.

5. To consider the proposal that Deloitte & Touche continue as the Company's auditors until the next Annual Meeting of the shareholders.

6. To conduct any other business that may properly be transacted at an annual meeting.


                DATED THE 10th DAY OF MARCH, 1995

                      BY ORDER OF THE BOARD


                         Michael R. Boyce
                         AS SECRETARY OF
          MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED



          MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                   Annual Meeting April 6, 1995


                         PROXY STATEMENT

                          March 10, 1995


This proxy statement is furnished by management of Motors

Mechanical Reinsurance Company, Limited (the "Company") in

connection with the solicitation of proxies for use at the annual meeting of the Company to be held on April 6, 1995 at 12:00 noon at the Miramar Conference Centre, Royal Pavilion Hotel, St.

James, Barbados.  Please complete and return the attached proxy whether or not you plan to attend the meeting.  A proxy may be revoked at any time prior to the meeting in writing or by

attendance of the shareholder at the meeting.



Shareholders of record as of the date of this proxy statement are entitled to notice and to vote at the meeting.  As of such date,

there were 22,900 participating shares outstanding, held by 392 persons representing 229 series.  All the common stock is held by

Motors Insurance Corporation ("MIC"), which organized the

Company.  Each share entitles the holder to one vote on matters on which that class of stock is entitled to vote.



This proxy statement is accompanied by notice of the meeting, financial statements for the year ended December 31, 1994 and a form of proxy.


                      ELECTION OF DIRECTORS


The Company has a board of directors consisting of six members. Five directors, of whom one is a resident of Barbados, are elected by the holder of the common shares and one director is elected by holders of the participating shares. Directors serve without compensation other than reimbursement of actual expenses. They are elected for one year terms.

Henry Faulkner, III has been nominated to stand for election as director by the participating shareholders. Other nominations can be made by the holders of at least two series of participating shares by notifying the secretary in writing at least ten days prior to the meeting. The nominee receiving the highest number of votes will be elected.

In addition, five directors will be elected by the common shareholder. It is anticipated that MIC will choose to elect John D. Finnegan, William B. Noll and Bernard J. Buselmeier and re elect Louis S. Carrio, Jr. and Peter R.P. Evelyn to serve as directors.

Information regarding the age and current occupation of persons nominated to be elected or re elected as directors by the common shareholder and the person nominated to be elected as director by the participating shareholders is set forth below.

                              Position with the Company and Other
      Name               Age  Employment During the Past Five
                              Years

John D. Finnegan         46   Nominee for Director
                              (Executive Vice President & Chief
                              Financial Officer, General Motors
                              Acceptance Corporation, June 1992;
                              Assistant Treasurer and Funds
                              Officer, General Motors
                              Corporation, 1987 1992).

William B. Noll          52   Nominee for Director
                              (Executive Vice President & Chief
                              Financial Officer, MIC, March 1993;
                              Group Vice President, MIC,
                              1991 1993; Vice President, MIC,
                              1989 1990).

Louis S. Carrio, Jr.     51   Vice President and Director
                              (Vice President, MIC).

                              Mr. Carrio has been a Vice-
                              President & Director since 1991.


Bernard J. Buselmeier    39   Nominee for Director
                              (Vice President since 1993 and
                              Treasurer since 1989, MIC).

Peter R.P. Evelyn        53   Director
                              (Attorney, Evelyn Gittens & Farmer,
                              A Barbados Law firm).

                              Mr. Evelyn has been a Director
                              since 1986.

Henry Faulkner, III      45   Nominee for Director to be elected
                              by the participating shareholders
                              (President, Faulkner Saturn of
                              Trevose).


         AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

The Company's Restated Articles of Incorporation currently provide that deficits with respect to a Subsidiary Capital Account for a series of participating shares are to be allocated first to Restricted Earned Surplus and then to the Subsidiary Capital Accounts of the other participating shares. If at any time a Subsidiary Capital Account with prior deficits returns to a positive balance, prior deficits charged against Restricted Earned Surplus are restored. However, under the Company's existing Articles, prior deficits charged against Subsidiary Capital Accounts of the particapting shares are not restored.

Management proposes to amend the Company's Articles to provide that deficits of a Subsidiary Capital Account that are charged against Subsidiary Capital Accounts of participating shares are to be restored, provided that all deficit amounts with respect to that account previously charged against Restricted Earned Surplus have been restored. This change shall apply only with respect to deficits that are charged against Subsidiary Capital Accounts of participating shares for periods after January 1, 1995. Accordingly, Management proposes that the Company's Articles be amended to read as follows:

                        Section 3(1)(7)(c)

(c) Although this paragraph (7) shall be applied in a manner that does not result in a balance in any Subsidiary Capital Account for a series of Shares that is less than zero, if any such account had a deficit that was allocated to and charged against the Subsidiary Capital Account of the Common shares pursuant to Section 3(1)(7)(a)(i) hereof, or to the Subsidiary Capital Account for any series of Shares pursuant to Section 3(1)(7)(a)(ii) or (iii) hereof (after taking into account the provisions of Section 3(1)(7)(b)) after January 1, 1995, then at the end of any succeeding fiscal quarter for which that account otherwise would show an account balance greater than zero, such balance will be reallocated and credited:

     (i) first to the Subsidary Capital Account of the Common shares until all reductions of such Subsidiary Capital Account for the Common shares under Section 3(1)(7)(a)(i) hereof with respect to said series of Shares have been restored, and

     (ii) then, with respect to any deficits charged against the Subsidiary Capital Account for any series of Shares pursuant to Section 3(1)(7)(a)(ii) or (iii) for periods after January 1, 1995, to the Subsidiary Capital Accounts for the Shares, pro rata, based upon the relative amounts, through the end of the fiscal quarter for which the reallocation hereunder is being made, of deficits that were allocated to those accounts (whether under Section 3(1)(7)(a)(ii) or (iii)) from the Subsidiary Capital Account for the series of Shares for which the reallocation hereunder is being made and that have not previously been restored, until all reductions of such Subsidiary Capital Accounts after January 1, 1995 under
     Section 3(1)(7)(a) with respect to said series of Shares have been restored.


                       ELECTION OF AUDITORS

It is proposed to confirm the selection of Deloitte & Touche, Bridgetown, Barbados as the auditors of the Company for the current fiscal year. The auditors through their Detroit office also serve as auditors of MIC.



                            P R O X Y


          MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED


I/We,                       , a member of the above named company

hereby appoint Ronald W. Jones, Vice President Finance of the

Company as my/our proxy to vote for me/us on my/our behalf at the shareholders meeting to be held on the 6th day of April, 1995 or at any adjournment thereof and in particular to vote for:



     (i)  The election of Henry Faulkner, III to serve as a

          director representing the participating shareholders;

    (ii)  The approval of the amendment of the Company's Restated

          Articles of Incorporation as contained in the proxy

          statement dated March 10, 1995; and

   (iii)  The confirmation of Deloitte & Touche as the auditors of the Company for the current fiscal year.



Dated this ________ day of __________, 1995.



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